CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Maximum aggregate offering price	Amount of registration fee(1) (2)
Medium-Term Senior Notes, Series G	$1,535,000	$178.37

(1)	Calculated in accordance with Rule 457(r) of the Securities Act.

(2)
Pursuant to Rule 457(p) under the Securities Act, the $296,442.00 remaining of the relevant portion of the registration fees previously paid with respect to unsold securities registered on Registration Statement File No. 333-172554, filed on March 2, 2011 by Citigroup Funding Inc., a wholly owned subsidiary of Citigroup Inc., is being carried forward, of which $178.37 is offset against the registration fee due for this offering and of which $296,263.63 remains available for future registration fee offset.  No additional registration fee has been paid with respect to this offering.  See the “Calculation of Registration Fee” table accompanying the filing of Pricing Supplement No. 2015-CMTNG0369 dated February 12, 2015, filed by Citigroup Inc. on February 17, 2015, for information regarding the registration fees that are being carried forward.

CitiFirst
PERFORMANCE

NOTES | DEPOSITS | CERTIFICATES

Buffer Securities Based on a Basket of Four Equity Indexes
Due March 2, 2020

Citigroup Inc.

Investment Products	Not FDIC Insured	May Lose Value	No Bank Guarantee

February 26, 2015

Citigroup Inc.	February 26, 2015 Medium-Term Senior Notes, Series G Pricing Supplement No. 2015-CMTNG0364 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-192302
Buffer Securities Based on a Basket of Four Equity Indexes Due March 2, 2020
▪
The securities offered by this pricing supplement are unsecured senior debt securities issued by Citigroup Inc.  Unlike conventional debt securities, the securities do not pay interest and do not repay a fixed amount of principal at maturity.  Instead, the securities offer a payment at maturity that may be greater than, equal to or less than the stated principal amount, depending on the performance of an equally weighted basket consisting of the Hang Seng China Enterprises Index, the Hang Seng® Index, the MSCI Taiwan Index and the Korea Stock Price Index 200 from the initial basket level to the final basket level.

▪
The securities offer leveraged exposure to the potential appreciation of the basket and a limited buffer against the potential depreciation of the basket as described below.  In exchange, investors in the securities must be willing to forgo any dividends that may be paid on the stocks included in the basket components.  In addition, investors in the securities must be willing to accept downside exposure to any depreciation of the basket in excess of the 10.00% buffer amount.  If the basket depreciates by more than the buffer amount from the initial basket level to the final basket level, you will lose 1% of the stated principal amount of your securities for every 1% by which that depreciation exceeds the buffer amount.

▪
In order to obtain the modified exposure to the basket that the securities provide, investors must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the securities if we default on our obligations. All payments on the securities are subject to the credit risk of Citigroup Inc.

KEY TERMS
Basket:	Basket Components	Weighting	Basket Component Starting Level*
	Hang Seng China Enterprises Index (“HSCEI”)	25%	12,227.75
	Hang Seng® Index (“HSI”)	25%	24,902.06
	MSCI Taiwan Index (“TAMSCI”)	25%	357.17
	Korea Stock Price Index 200 (“KOSPI2”)	25%	252.93
	* The basket component starting level of each basket component is its closing level on the pricing date.
Aggregate stated principal amount:	$1,535,000
Stated principal amount:	$1,000 per security
Pricing date:	February 26, 2015
Issue date:	March 3, 2015
Valuation date:	February 26, 2020, subject to postponement if such date is not a scheduled trading day for a basket component or if certain market disruption events occur with respect to a basket component
Maturity date:	March 2, 2020
Payment at maturity:
For each $1,000 stated principal amount security you hold at maturity:
▪ If the final basket level is greater than the initial basket level:
$1,000 + ($1,000 × the basket percent increase) × the upside participation rate
▪ If the final basket level is equal to the initial basket level or less than the initial basket level by an amount equal to or less than the buffer amount:
$1,000
▪ If the final basket level is less than the initial basket level by more than the buffer amount:
($1,000 × the basket performance factor) + $100.00
If the final basket level is less than the initial basket level by more than the buffer amount, your payment at maturity will be less, and possibly significantly less, than the $1,000 stated principal amount per security.  You should not invest in the securities unless you are willing and able to bear the risk of losing a significant portion of your investment.

Initial basket level:	1,000
Final basket level:	1,000 × [1 + (component return of HSCEI × 25%) + (component return of HSI × 25%) + (component return of TAMSCI × 25%) + (component return of KOSPI2 × 25%)]
Component return:	For each basket component: (basket component ending level – basket component starting level) / basket component starting level
Basket component ending level:	For each basket component, its closing level on the valuation date
Upside participation rate:	105.00%
Buffer amount:	10.00%
Basket percent increase:	(final basket level – initial basket level) / initial basket level
Basket performance factor:	final basket level / initial basket level
Listing:	The securities will not be listed on any securities exchange
CUSIP / ISIN:	1730T04R7 / US1730T04R74
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)(2)	Underwriting fee(3)	Proceeds to issuer
Per security:	$1,000	$30	$970
Total:	$1,535,000	$46,050	$1,488,950
(1) On the date of this pricing supplement, the estimated value of the securities is $914.90 per security, which is less than the issue price. The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.
(2) The issue price for investors purchasing the securities in fee-based advisory accounts will be $970.00 per security, assuming no custodial fee is charged by a selected dealer, and up to $972.50, assuming the maximum custodial fee is charged by a selected dealer.  See “Supplemental Plan of Distribution” in this  pricing supplement.
(3) For more information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting fee, CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the securities declines.  See “Use of Proceeds and Hedging” in the accompanying prospectus.
Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-4.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below:

Product Supplement No. EA-02-03 dated November 13, 2013        Underlying Supplement No. 3 dated November 13, 2013
Prospectus Supplement and Prospectus each dated November 13, 2013

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Inc.
Buffer Securities Based on a Basket of Four Equity Indexes Due March 2, 2020

Additional Information

General.  The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement.  The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement.  For example, certain events may occur that could affect your payment at maturity.  These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Consequences of a Market Disruption Event; Postponement of a Valuation Date” and “—Discontinuance or Material Modification of an Underlying Index,” and not in this pricing supplement.  The accompanying underlying supplement contains important disclosures regarding each of the basket components that are not repeated in this pricing supplement.  It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the securities.  Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Postponement of the valuation date.  If the valuation date is postponed for a reason that affects one but not all of the basket components, the final basket level will be calculated based on (i) for any unaffected basket component, its closing level on the originally scheduled valuation date and (ii) for any affected basket component, its closing level on the valuation date as postponed (or, if earlier, the first scheduled trading day for that basket component following the originally scheduled valuation date on which a market disruption event did not occur with respect to that basket component).

Hypothetical Examples

The diagram below illustrates your payment at maturity for a range of hypothetical percentage changes from the initial basket level to the final basket level.

Investors in the securities will not receive any dividends that may be paid on the stocks that are included in any basket component.  The diagram and examples below do not show any effect of lost dividend yield over the term of the securities. See “Summary Risk Factors—Investing in the securities is not equivalent to investing in the basket components” below.

February 2015	PS-2

Citigroup Inc.
Buffer Securities Based on a Basket of Four Equity Indexes Due March 2, 2020

Your actual payment at maturity per security will depend on the actual final basket level, which will depend on the actual closing level of each basket component on the valuation date. The examples below are intended to illustrate how your payment at maturity will depend on whether the final basket level is greater than or less than the initial basket level and by how much.  Hypothetical values in the examples have been rounded for ease of analysis.

Example 1—Upside Scenario. The hypothetical final basket level is 1,300.00 (a 30.00% increase from the initial basket level), which is greater than the initial basket level.

Basket Component	Basket Component Starting Level	Hypothetical Basket Component Ending Level	Hypothetical Basket Component Return
HSCEI	12,227.75	16,507.46	35.00%
HSI	24,902.06	33,617.78	35.00%
TAMSCI	357.17	446.46	25.00%
KOSPI2	252.93	316.16	25.00%
Hypothetical Final Basket Level:	1,000.00 × [1 + (35.00% × 25%) + (35.00% × 25%) + (25.00% × 25%) + (25.00% × 25%)] = 1,300.00

Payment at maturity per security	=	$1,000 + ($1,000 × the basket percent increase x the upside participation rate)

=	$1,000 + ($1,000 × 30.00% x 105%)

=	$1,000 + $315

=	$1,315

In this scenario, the basket appreciated from its initial basket level to its hypothetical final basket level.  Accordingly, your return on the securities at maturity in this scenario would be equal to the percentage change from the initial basket level to the final basket level multiplied by the upside participation rate.

Example 2—Par Scenario. The hypothetical final basket level is 950.00 (a 5% decrease from the initial basket level), which is less than the initial basket level by less than the buffer amount.

Basket Component	Basket Component Starting Level	Hypothetical Basket Component Ending Level	Hypothetical Basket Component Return
HSCEI	12,227.75	12,839.14	5.00%
HSI	24,902.06	26,147.16	5.00%
TAMSCI	357.17	303.59	-15.00%
KOSPI2	252.93	214.99	-15.00%
Hypothetical Final Basket Level:	1,000.00 × [1 + (5.00% × 25%) + (5.00% × 25%) + (-15.00% × 25%) + (-15.00% × 25%)] = 950.00

Payment at maturity per security	=	$1,000

Because the hypothetical final basket level is less than the initial basket level in this scenario, but not by more than the 10.00% buffer amount, you would be repaid the stated principal amount of your securities at maturity. In this scenario, even though HSCEI and HSI appreciated, that appreciation was more than offset by the depreciation of TAMSCI and KOSPI2.

Example 3—Downside Scenario. The hypothetical final basket level is 300.00 (a 70% decrease from the initial basket level), which is less than the initial basket level by more than the buffer amount.

Basket Component	Basket Component Starting Level	Hypothetical Basket Component Ending Level	Hypothetical Basket Component Return
HSCEI	12,227.75	4,279.71	-65.00%
HSI	24,902.06	8,715.72	-65.00%
TAMSCI	357.17	89.29	-75.00%
KOSPI2	252.93	63.23	-75.00%
Hypothetical Final Basket Level:	1,000.00 × [1 + (-65.00% × 25%) + (-65.00% × 25%) + (-75.00% × 25%) + (-75.00% × 25%)] = 300.00

Payment at maturity per security	=	($1,000 × the basket performance factor) + $100.00

=	$1,000 × (300.00 / 1,000.00) + $100

=	$400.00

Because the hypothetical final basket level is less than the initial basket level by more than the 10.00% buffer amount, your payment at maturity in this scenario would reflect 1-to-1 exposure to the negative performance of the basket beyond the 10.00% buffer amount.

February 2015	PS-3

Citigroup Inc.
Buffer Securities Based on a Basket of Four Equity Indexes Due March 2, 2020

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities.  The securities are subject to all of the risks associated with an investment in our conventional debt securities, including the risk that we may default on our obligations under the securities, and are also subject to risks associated with the basket components.  Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities.  You should consult your own financial, tax and legal advisers as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities.  You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-6 in the accompanying product supplement and the description of risks relating to the basket components contained in the section “Risk Factors” beginning on page 1 in the accompanying underlying supplement.  You should also carefully read the risk factors included in the documents incorporated by reference in the accompanying prospectus, including our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to our business more generally.

▪
You may lose up to 90.00% of your investment.  Unlike conventional debt securities, the securities do not repay a fixed amount of principal at maturity. Instead, your payment at maturity will depend on the performance of the basket. If the basket depreciates by more than the buffer amount, you will lose 1% of the stated principal amount of your securities for every 1% by which that depreciation exceeds the buffer amount, and you may lose up to 90% of your investment in the securities.

▪
The securities do not pay interest.  Unlike conventional debt securities, the securities do not pay interest or any other amounts prior to maturity.  You should not invest in the securities if you seek current income during the term of the securities.

▪
Investing in the securities is not equivalent to investing in the basket components.  You will not have voting rights, rights to receive dividends or other distributions or any other rights with respect to the stocks included in the basket components.  The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield, which could be substantial, over the term of the securities.

▪
Your payment at maturity depends on the closing levels of the basket components on a single day.  Because your payment at maturity depends solely on the closing levels of the basket components on the valuation date, you are subject to the risk that the closing level on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the securities.  If you had invested directly in the basket components, or if the payment at maturity were based on an average of the closing levels of the basket components throughout the term of the securities, you might have achieved better returns.

▪	The securities are subject to the credit risk of Citigroup Inc. If we default on our obligations under the securities, you may not receive anything owed to you under the securities.

▪
The securities will not be listed on a securities exchange and you may not be able to sell them prior to maturity.  The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis.  Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all.  CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason.  If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity.  Accordingly, an investor must be prepared to hold the securities until maturity.

▪
The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price.  The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price.  These costs include (i) the selling concessions paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities.  These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you.  The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities.  See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

▪
The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models.  In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the basket components, the correlation between those basket components, dividend yields on the stocks included in the basket components and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours.  Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of

February 2015	PS-4

Citigroup Inc.
Buffer Securities Based on a Basket of Four Equity Indexes Due March 2, 2020

the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

▪
The estimated value of the securities would be lower if it were calculated based on our secondary market rate.  The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities.  Our internal funding rate is generally lower than the market rate implied by traded instruments referencing our debt obligations in the secondary market for those debt obligations, which we refer to as our secondary market rate.  If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower.  We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences.  Our internal funding rate is not an interest rate that we will pay to investors in the securities, which do not bear interest.

▪
The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market.  Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor.  Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used.  In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions.  As a result, it is likely that any secondary market price for the securities will be less than the issue price.

▪
The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the level of the basket components and a number of other factors, including the volatility of the basket components, the correlation between the basket components, the dividend yields on the stocks included in the basket components, the volatility of the exchange rate between the U.S. dollar and each of the currencies in which the stocks included in the basket components trade, the correlation between those exchange rates and the level of each basket component, interest rates generally, the time remaining to maturity and our creditworthiness, as reflected in our secondary market rate.  You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪
Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment.  The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period.  See “Valuation of the Securities” in this pricing supplement.

▪
The basket components may offset each other.  The performance of one basket component may not correlate with the performance of the other basket components.  If one of the basket components appreciates, the other basket components may not appreciate as much or may even depreciate.  In such event, the appreciation of one of the basket components may be moderated, wholly offset or more than offset by lesser appreciation or by depreciation in the level of one or more of the other basket components.

▪
The basket components may be highly correlated in decline.  The return on the securities is linked to the performance of a basket of four equity indices that track four Asian equity markets.  Because of geographical proximity of the relevant Asian economies and various other economic and non-economic factors, the performances of these economies may correlate with each other, and as a result, the performances of the basket components may become highly correlated during periods of declining prices.  This may occur because of events that have broad effects on markets generally or on the markets that the basket components track.  If the basket components become correlated in decline, the depreciation of one basket component will not be offset by the performance of the other basket components and, in fact, each basket component may contribute to an overall decline from the initial basket level to the final basket level.

▪
An investment in the securities is not a diversified investment.  The fact that the securities are linked to a basket does not mean that the securities represent a diversified investment.  First, although the basket components differ in important respects, they each track the performance of an equity market in East Asia, and each may perform poorly if there is a global or regional downturn in equity markets. Second, the securities are subject to the credit risk of Citigroup Inc.  No amount of diversification that may be represented by the basket components will offset the risk that we may default on our obligations.

▪
Changes that affect the basket components may affect the value of your securities.  The sponsors of HSCEI, HSI, TAMSCI and KOSPI2 may add, delete or substitute the stocks that constitute those indexes or make other methodological changes that could affect the levels of those indexes.  Such changes could be made at any time and could adversely affect the performance of the basket components and the value of and your payment at maturity on the securities.

▪
There are risks associated with investments in securities linked to the value of foreign equity securities.  Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries,

February 2015	PS-5

Citigroup Inc.
Buffer Securities Based on a Basket of Four Equity Indexes Due March 2, 2020

including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the SEC, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

▪
The performance of each basket component will not be adjusted for changes in the exchange rates.  Each basket component is composed of stocks traded in an Asian currency, the value of which may be subject to a high degree of fluctuation relative to the U.S. dollar.  However, the performance of each basket component and the value of your securities will not be adjusted for exchange rate fluctuations.  If the currencies in which the stocks included in the basket components are denominated appreciate relative to the U.S. dollar over the term of the securities, the securities would underperform an alternative investment whose performance reflects currency appreciation in addition to changes in the levels of the basket components.

▪
Each of the basket components is subject to risks associated with investing in Asia.  The basket components track the value of issuers in China, Hong Kong, Taiwan and South Korea, as applicable, and are subject to all of the risks of investing in China, Hong Kong, Taiwan and South Korea, as applicable, including heightened risks of inflation or nationalization and market fluctuations caused by economic and political developments. In addition, Asian economies may be highly vulnerable to changes in local or global trade conditions, and some of them, such as China, may suffer from a rise in the government’s debt burden.  Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially resulting in market distortions and volatility.  Moreover, Asian economies may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, labor conditions and self-sufficiency.

▪
Our offering of the securities is not a recommendation of the basket or the basket components. The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the basket or any of the basket components is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the stocks included in the basket components or in instruments related to the basket components or such stocks, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the basket components.  These and other activities of our affiliates may affect the levels of the basket components in a way that has a negative impact on your interests as a holder of the securities.

▪
The level of a basket component may be adversely affected by our or our affiliates’ hedging and other trading activities.  We have hedged our obligations under the securities through CGMI or other of our affiliates, who have taken positions directly in the stocks included in the basket components and other financial instruments related to the basket components or the stocks included in the basket components and may adjust such positions during the term of the securities.  Our affiliates also trade the stocks included in the basket components and other related financial instruments on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the levels of the basket components in a way that negatively affects the value of the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines.

▪
We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities.  Our affiliates may currently or from time to time engage in business with the companies included in the basket components, including extending loans to, making equity investments in or providing advisory services to such companies.  In the course of this business, we or our affiliates may acquire non-public information which we will not disclose to you.  Moreover, if any of our affiliates is or becomes a creditor of any such company, they may exercise any remedies against such company that are available to them without regard to your interests.

▪
The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities.  If certain events occur, such as market disruption events or the discontinuance of a basket component, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your payment at maturity.  In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.

▪
The U.S. federal tax consequences of an investment in the securities are unclear.  There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”).  Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts.  If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected.  As described below under “United States Federal Tax Considerations,” in 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect.  You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this

February 2015	PS-6

Citigroup Inc.
Buffer Securities Based on a Basket of Four Equity Indexes Due March 2, 2020

pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Hypothetical Historical Information About the Basket

Because the basket exists solely for purposes of these securities, historical information on the performance of the basket does not exist for dates prior to the pricing date for these securities.  The graph below sets forth the hypothetical historical daily levels of the basket for the period from January 4, 2010 to February 26, 2015, assuming that the basket was created on January 4, 2010 with the same basket components and corresponding weights in the basket and with a level of 1,000 on that date.  The hypothetical performance of the basket is based on the actual closing levels of the basket components on the applicable dates.  We obtained these closing levels from Bloomberg L.P., without independent verification.  Any historical trend in the level of the basket during the period shown below is not an indication of the performance of the basket during the term of the securities.

Hypothetical Historical Basket January 4, 2010 to February 26, 2015

February 2015	PS-7

Citigroup Inc.
Buffer Securities Based on a Basket of Four Equity Indexes Due March 2, 2020

Information About the Basket Components

Hang Seng China Enterprises Index

The Hang Seng China Enterprises Index tracks the performance of the stocks of the 40 largest mainland Chinese enterprises in terms of combined market capitalization that are listed on The Stock Exchange of Hong Kong Ltd.  It is calculated and maintained by Hang Seng Indexes Company Limited.  The Hang Seng China Enterprises Index is reported by Bloomberg L.P. under the ticker symbol “HSCEI.”

“Hang Seng Indexes Company Limited” and “Hang Seng China Enterprises” are trademarks of Hang Seng Bank and have been licensed for use by Citigroup Inc. and its affiliates.  For more information, see “Equity Index Descriptions—Hang Seng China Enterprises Index—Disclaimers related to the Hang Seng Indexes Company Limited” in the accompanying underlying supplement.

Please refer to the sections “Risk Factors” and “Equity Index Descriptions—Hang Seng China Enterprises Index” in the accompanying underlying supplement for important disclosures regarding the Hang Seng China Enterprises Index, including certain risks that are associated with an investment linked to the Hang Seng China Enterprises Index.

Historical Information

The closing level of the Hang Seng China Enterprises Index on February 26, 2015 was 12,227.75.

The graph below shows the closing levels of the Hang Seng China Enterprises Index for each day such level was available from January 4, 2010 to February 26, 2015.  We obtained the closing levels from Bloomberg L.P., without independent verification.  You should not take the historical levels of the Hang Seng China Enterprises Index as an indication of future performance.

Hang Seng China Enterprises Index – Historical Closing Levels January 4, 2010 to February 26, 2015

February 2015	PS-8

Citigroup Inc.
Buffer Securities Based on a Basket of Four Equity Indexes Due March 2, 2020

Hang Seng® Index

The Hang Seng® Index is a free-float adjusted market capitalization weighted stock market index and measures the performance of the largest and most liquid companies listed in Hong Kong.  The constituent stocks are grouped under finance, utilities, properties and commerce and industry sub-indexes.  The Hang Seng® Index includes no more than 50 constituent stocks.  It is calculated and maintained by Hang Seng Indexes Company Limited.  The Hang Seng® Index is reported by Bloomberg L.P. under the ticker symbol “HSI.”

“Hang Seng Indexes Company Limited” and “Hang Seng®” are trademarks of Hang Seng Bank and have been licensed for use by Citigroup Inc. and its affiliates.  For more information, see “Equity Index Descriptions—Hang Seng® Index—Disclaimers related to the Hang Seng Indexes Company Limited” in the accompanying underlying supplement.

Please refer to the sections “Risk Factors” and “Equity Index Descriptions— Hang Seng® Index” in the accompanying underlying supplement for important disclosures regarding the Hang Seng® Index, including certain risks that are associated with an investment linked to the Hang Seng® Index.

Historical Information

The closing level of the Hang Seng® Index on February 26, 2015 was 24,902.06.

The graph below shows the closing levels of the Hang Seng® Index for each day such level was available from January 4, 2010 to February 26, 2015.  We obtained the closing levels from Bloomberg L.P., without independent verification.  You should not take the historical levels of the Hang Seng® Index as an indication of future performance.

Hang Seng® Index – Historical Closing Levels January 4, 2010 to February 26, 2015

February 2015	PS-9

Citigroup Inc.
Buffer Securities Based on a Basket of Four Equity Indexes Due March 2, 2020

MSCI Taiwan Index

The MSCI Taiwan Index is a free float-adjusted market capitalization weighted index that is designed to track the equity market performance of Taiwanese securities listed on Taiwan Stock Exchange and GreTai Securities Market.  The MSCI Taiwan Index is reported by Bloomberg L.P. under the ticker symbol “TAMSCI.”

MSCI Inc. and CGMI have entered into a non-exclusive license agreement providing for the license to CGMI and certain of its affiliates, in exchange for a fee, of the right to use the MSCI Taiwan Index in connection with certain securities, including the securities. For more information, see “Equity Index Descriptions—MSCI Indices—License Agreement with MSCI” in the accompanying underlying supplement.

Please refer to the section “Equity Index Descriptions—MSCI Indices— MSCI Taiwan Index” in the accompanying underlying supplement for important disclosures regarding the MSCI Taiwan Index.

Historical Information

The closing level of the MSCI Taiwan Index on February 26, 2015 was 357.17.

The graph below shows the closing levels of the MSCI Taiwan Index for each day such level was available from January 4, 2010 to February 26, 2015.  We obtained the closing levels from Bloomberg L.P., without independent verification.  You should not take the historical levels of the MSCI Taiwan Index as an indication of future performance.

MSCI Taiwan Index – Historical Closing Levels January 4, 2010 to February 26, 2015

February 2015	PS-10

Citigroup Inc.
Buffer Securities Based on a Basket of Four Equity Indexes Due March 2, 2020

Korea Stock Price Index 200

The Korea Stock Price Index 200 is a market capitalization-weighted index of 200 Korean blue-chip stocks that make up a large majority of the total market value of the Korea Stock Exchange. The constituent stocks are selected on the basis of market value, liquidity and their relative positions in their respective industry groups. The Korea Stock Price Index 200 is reported by Bloomberg L.P. under the ticker symbol “KOSPI2.”

Korea Exchange (“KRX”) and Citigroup Inc. have entered into a license agreement providing for the license to CGMI of certain trademarks and trade names of KRX and of the Korea Stock Price Index 200, which is determined, composed and calculated by KRX without regard to Citigroup Inc., its affiliates or the securities. For more information, see “Equity Index Descriptions— Korea Stock Price Index 200—Disclaimers related to the Korea Exchange” in the accompanying underlying supplement.

Please refer to the section “Equity Index Descriptions—Korea Stock Price Index 200” in the accompanying underlying supplement for important disclosures regarding the Korea Stock Price Index 200.

Historical Information

The closing level of the Korea Stock Price Index 200 on February 26, 2015 was 252.93.

The graph below shows the closing levels of the Korea Stock Price Index 200 for each day such level was available from January 4, 2010 to February 26, 2015.  We obtained the closing levels from Bloomberg L.P., without independent verification.  You should not take the historical levels of the Korea Stock Price Index 200 as an indication of future performance.

Korea Stock Price Index 200 – Historical Closing Levels January 4, 2010 to February 26, 2015

February 2015	PS-11

Citigroup Inc.
Buffer Securities Based on a Basket of Four Equity Indexes Due March 2, 2020

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a security should be treated as a prepaid forward contract for U.S. federal income tax purposes.  By purchasing a security, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment.  There is uncertainty regarding this treatment, and the IRS or a court might not agree with it.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.

•
Upon a sale or exchange of a security (including retirement at maturity), you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the security.  Such gain or loss should be long-term capital gain or loss if you held the security for more than one year.

Under current law, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect.  If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts so withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement.  The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $30.00 for each $1,000 security sold in this offering (or up to $2.50 per security in the case of sales to fee-based advisory accounts). The actual underwriting fee will be equal to $30.00 for each $1,000 security sold by CGMI directly to the public and will otherwise be equal to the selling concession provided to selected dealers, as described in this paragraph.  CGMI will pay selected dealers not affiliated with CGMI a fixed selling concession of $30.00 for each $1,000 security they sell to accounts other than fee-based advisory accounts.  CGMI will pay selected dealers not affiliated with CGMI, which may include dealers acting as custodians, a variable selling concession of up to $2.50 for each $1,000 security they sell to fee-based advisory accounts.  CGMI will pay the registered representatives of CGMI a fixed selling concession of $30.00 for each $1,000 security they sell directly to the public.

CGMI is an affiliate of ours.  Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority.  Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the securities, either directly or indirectly, without the prior written consent of the client.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

February 2015	PS-12

Citigroup Inc.
Buffer Securities Based on a Basket of Four Equity Indexes Due March 2, 2020

A portion of the net proceeds from the sale of the securities will be used to hedge our obligations under the securities.  We have hedged our obligations under the securities through CGMI or other of our affiliates. CGMI or such other of our affiliates may profit from this hedging activity even if the value of the securities declines.  This hedging activity could affect the basket component ending levels and, therefore, the value of and your return on the securities.  For additional information on the ways in which our counterparties may hedge our obligations under the securities, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models.  CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”).  CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate.  CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our creditworthiness.  These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

For a period of approximately three months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined.  This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities.  The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month temporary adjustment period. However, CGMI is not obligated to buy the securities from investors at any time.  See “Summary Risk Factors—The securities will not be listed on a securities exchange and you may not be able to sell them prior to maturity.”

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Inc., when the securities offered by this pricing supplement have been executed and issued by Citigroup Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such securities will be valid and binding obligations of Citigroup Inc., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the securities.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinion set forth below of Michael J. Tarpley, Associate General Counsel–Capital Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated November 13, 2013 which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on November 13, 2013, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of the trustee and that none of the terms of the securities nor the issuance and delivery of the securities, nor the compliance by Citigroup Inc. with the terms of the securities, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Inc. or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Inc.

In the opinion of Michael J. Tarpley, Associate General Counsel–Capital Markets of Citigroup Inc., (i) the terms of the securities offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the issuance and sale of such securities and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed, and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture and of the securities offered by this pricing supplement by Citigroup Inc., and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Michael J. Tarpley, or other internal attorneys with whom he has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to his satisfaction, of such corporate records of Citigroup Inc., certificates or documents as he has deemed appropriate as a basis for the opinions expressed above. In such examination, he or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all

February 2015	PS-13

Citigroup Inc.
Buffer Securities Based on a Basket of Four Equity Indexes Due March 2, 2020

documents submitted to him or such persons as originals, the conformity to original documents of all documents submitted to him or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

Contact

Clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

© 2015 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

February 2015	PS-14